Exhibit 3.1 (b)
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              INNODATA CORPORATION

      Innodata Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That pursuant to the recommendation of the Board of Directors of Innodata Corporation, the following resolution amending the Certificate of Incorporation of said corporation, has been adopted by the written consent of stockholders of said corporation holding a majority of the outstanding stock entitled to vote thereon. The resolution setting forth the amendment is as follows:

      RESOLVED, that Paragraph 4(a) of the Certificate of Incorporation shall be amended to read in its entirety as follows:

            "(a) The total number of shares of stock which the Corporation shall have the authority to issue is 75,000,000 shares of Common Stock, and 4,998,000 shares of Preferred Stock, 1,000 shares of Series A Preferred Stock and 1,000 shares of Series B Preferred Stock, all par value $.01 per share."

SECOND: That these resolutions have been adopted by written consents of stockholders holding a majority of the outstanding stock entitled to vote thereon in accordance with Sections

216 and 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Innodata Corporation has caused this certificate to be signed by its Vice President, and its Assistant Secretary, this 28 day of February, 2001.

Innodata Corporation


By:______/s/__________________           Attest:_________/s/_________________
   Martin Kaye, Vice President           Laurel Louison, Assistant Secretary